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                                                                   EXHIBIT 11.1

                                PartnerRe Ltd.

       Computation of Net Income Per Common and Common Equivalent Share
             For the years ended December 31, 2001, 2000 and 1999

      (Expressed in thousands of U.S. dollars, except per share amounts)

                                                            December 31, December 31, December 31,
                                                              2001 (1)       2000         1999
                                                            ------------ ------------ ------------
Basic Earnings Per Share
   Net (loss) income.......................................  $(160,482)   $ 142,307    $  94,755
   Preferred stock dividends...............................    (20,000)     (20,000)     (20,000)
                                                             ---------    ---------    ---------
   Net (loss) income available to common shareholders......  $(180,482)   $ 122,307    $  74,755
   Weighted average number of common shares outstanding....   50,136.8     49,274.8     51,941.0
   Basic net (loss) income per share.......................  $   (3.60)   $    2.48    $    1.44

Diluted Earning Per Share
   Net (loss) income.......................................  $      --    $ 142,307    $  94,755
   Preferred stock dividends...............................         --      (20,000)     (20,000)
                                                             ---------    ---------    ---------
   Net (loss) income available to common shareholders......         --    $ 122,307    $  74,755
   Weighted average ordinary shares outstanding............         --     49,274.8     51,941.0
   Class A and B warrants..................................         --        873.8         63.7
   Stock options...........................................         --        528.9      1,226.4
                                                             ---------    ---------    ---------
   Weighted average number of common and common equivalent
     shares outstanding....................................         --     50,677.5     53,231.1
   Diluted net income per share............................         --    $    2.41    $    1.40

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(1) Diluted net loss per share has not been shown for 2001 because the effect of dilutive securities would have been antidilutive. The weighted average number of common and common equivalent shares outstanding for the year amounted to 51,566.5 thousand shares after the dilutive effect of Class A and B warrants, and stock options of 899.6 thousand and 530.1 thousand, respectively.